UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2008

READING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Citadel Drive Suite 300 Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement

On February 8, 2008, Reading International, Inc. (“we,” “us,” “our” or “Reading”) entered into an Amendment No.1 and related documents (collectively, the “Amendment”) for the purpose of amending in certain respects one of the Asset Purchase and Sale Agreements, dated as of October 8, 2007 (the “Agreements”), among us and Pacific Theatres Exhibition Corp. and its affiliates, Consolidated Amusement Theatres, Inc. and Kenmore Rohnert, LLC (collectively, the “Sellers”), pursuant to which we have agreed to acquire from the Sellers certain motion picture exhibition theaters and theater-related assets. The theaters and assets are located in Hawaii and California.

The Amendment addresses a number of issues that have arising since we entered into the Agreements.  The principal changes to the Agreements made by the Amendment are as follows:

•	the closing will be postponed to February 22, 2008;

•	the aggregate purchase price of the acquired assets will be reduced from approximately $72 million to approximately $69.3 million, subject to certain prorations and other closing adjustments;

•
the purchase price will be subject to reduction based upon post-closing matters relating to, among other things, the possible opening of competing theater project and final determination of theater level cash flow of the assets being acquired for the twelve-months ended December 27, 2007; and

•
an affiliate of the Sellers has agreed to lend us $21 million at the closing, up from $18 million provided for in the Agreement, to provide funding for the closing, as well as additional working capital.  This loan will be due and payable upon the fifth anniversary of the closing, subject to certain mandatory pre-payments from a portion of any free cash flow generated by the assets being acquired from the Sellers.  The loan will be subject to reduction, retroactive to the closing date of acquisition, as the means of effecting any reduction in the purchase price of the assets as referred to above.  In addition, the Sellers (or an affiliate) have agreed to provide a line of credit in the amount of $3 million which may be drawn down by us in two installments of $1.5 million each over the next two years, all due any payable upon the third anniversary of the closing.  The $21 million loan will be recourse only to the assets being acquired, plus two of our existing domestic cinemas, and the $3 million line of credit will be a general obligation of our company.

The acquisition will be made by us through one or more direct or indirect, wholly owned subsidiaries formed for this purpose.  We will finance the acquisition principally by a combination of the loan to be provided by an affiliate of the Sellers as referred to above and approximately $50 million of institutional debt financing to be obtained by us.  The closing of the acquisition is subject to customary conditions, and there is no assurance that the closing will occur.

Information regarding previous dealings among the parties unrelated to the acquisition is set forth in our Current Report on Form 8-K filed on October 10, 2007 regarding the signing of the Agreements.

The foregoing is a summary only of the terms and provisions of the Agreements and the Amendment, copies of which will be filed as part of our Annual Report on Form 10-K the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

READING INTERNATIONAL, INC. By: /s/ Andrzej Matyczynski Andrzej Matyczynski Chief Financial Officer
Dated: February 14, 2008